Exhibit 99.1

CONSENT OF DEUTSCHE BANK SECURITIES INC.

September 20, 2017

Board of Directors

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

Re:	Initially Filed Registration Statement

on Form S-4 of Invitation Homes Inc.

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated August 9, 2017, to the Board of Directors of Invitation Homes Inc. (“INVH”) as Annex B to the joint proxy statement/information statement and prospectus forming part of the Registration Statement on Form S-4 of INVH, filed on September 20, 2017 (the “Registration Statement”), and (ii) references made to our firm and such opinion in such Registration Statement under the captions “SUMMARY—Opinion of INVH’s Financial Advisor,” “THE MERGERS—Background of the Mergers,” “THE MERGERS—The INVH Board’s Reasons for the Mergers,” “THE MERGERS—Opinion of INVH’s Financial Advisor,” “THE MERGERS—Certain INVH Unaudited Prospective Financial Information,” and “THE MERGERS—Certain SFR Unaudited Prospective Financial Information.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.